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                                                                   EXHIBIT 10.3


     AMENDMENT TO JOINT VENTURE AGREEMENT FOR ESSEX ROYALTY JOINT VENTURE II



         Amendment Agreement entered into as of August 21, 2000 by and between Essex Royalty Limited Partnership II (Essex II) and Edge Petroleum Corporation, formerly known as Edge Joint Venture II (Edge).

         Essex and Edge entered into a Joint Venture Agreement dated May 20, 1994 creating the Essex Royalty Joint Venture II (hereinafter the Agreement). In consideration of the mutual covenants contained herein, the parties agree to amend the Agreement, effective January 1, 2001, as follows:

         1. Article 7.1 of the Agreement shall be amended to substitute John Sfondrini and Napamco, Ltd., a New York corporation, in lieu of Edge Joint Venture Venture II, as the Managing Venturer.

         2. Article 7.8 of the Agreement is amended to add a subparagraph (vii) reading as follows: "and (vii) independent contractors and third persons who perform services for the Joint Venture."

         3. Article 7.8 (c) is amended by deleting the language in parenthesis "(to be allocated to Edge Petroleum Corporation)."

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         4. The definition of Sharing Ratio Shift is amended to read as follows:
"that point in time whether such occurs during the Term hereof, or during the Wind-Up Period, when the aggregate amount of (a) cash actually distributed to the Limited Partnership during the year 2001 and subsequent years and/or (b) Non-Operating Interests actually distributed to the Limited Partnership during the year 2001 and subsequent years subject to the limitations of and valued as set forth in paragraph 6.3 below, equals $3,324,587.

         5. Notwithstanding anything to the contrary in this Amendment Agreement, it is understood that Edge is retaining its 25% interest after a Sharing Ratio Shift as redefined in paragraph 4 above, to be allocated as provided in Exhibit A to the Joint Venture Agreement. Where the Joint Venture Agreement makes provision for distribution of 25% of the Managing Venture as in paragraph 11.3, subject references shall continue to refer to the Edge.

         6. The parties have by their practice mutually extended the term and wind up period of the Joint Venture. In order to avoid the need to sell the various oil and gas interests of the Joint Venture, it is the intent of the parties to further extend the windup period until there has been a Sharing Ratio Shift as redefined above and then either (a) distribute and various oil and gas properties 75% to the Essex Limited Partnership, 12.5% to Edge Petroleum Corporation and 12.5% to Edge Group II Limited Partnership, Gulf Edge Limited Partnership and Edge Group Partnership in accord with their respective interests, or (b) continue to distribute the net revenues to the venturers in accordance with their respective new Sharing Ratios.

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         In witness whereof the parties have signed this agreement, this 21st day of August, 2000, effective January 1, 2001.


EDGE PETROLEUM CORPORATION

By:  /s/ John W. Elias
    ---------------------------------
    John W. Elias
    Chairman, President & CEO



ESSEX ROYALTY Limited Partnership
By: Napamco, Inc.
    John Sfondrini, General Partner

By:  /s/ John Sfondrini
    ---------------------------------
    John Sfondrini



NAPAMCO, LTD.

By:  /s/ John Sfondrini
    ---------------------------------
    John Sfondrini, President